UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.   )

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Regal-Beloit Corporation

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REGAL-BELOIT CORPORATION
_______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 22, 2004

To the Shareholders of REGAL-BELOIT CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of REGAL-BELOIT CORPORATION, a Wisconsin Corporation (the “Company”) will be held at the Rotary River Center, 1220 Riverside Drive (Highway 51 North), Beloit, Wisconsin 53511, on Thursday, April 22, 2004, at 9:30 A.M. Central Daylight Time for the following purposes:

1.	To elect three Class B Directors for a term of three years.
2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors does not have plans to bring any other business before the meeting, and has not been advised that any other business will be brought before the meeting.

     Only shareholders of record at the close of business on February 27, 2004, are entitled to notice of and to vote at this meeting.

     To assure your representation at the meeting, you are urged to promptly complete, date, sign and return the enclosed proxy which is being solicited on behalf of the Board of Directors, whether or not you expect to attend the Annual Meeting in person. A return envelope is provided. You may revoke your proxy at any time prior to the voting thereof by written notice filed with the Secretary of the Company. If you attend the Annual Meeting in person, you may revoke your proxy at any time prior to the voting thereof, even if you already returned your proxy.

     A copy of the 2003 Annual Report of the Company accompanies this Notice and attached Proxy Statement.

     PLEASE NOTE THAT THE TIME OF THE MEETING IS 9:30 A.M. Central Daylight Time.

By Order of the Board of Directors

Kenneth F. Kaplan
Vice President, Chief Financial Officer and Secretary
REGAL-BELOIT CORPORATION

Beloit, Wisconsin
March 12, 2004

REGAL-BELOIT CORPORATION
200 STATE STREET
BELOIT, WISCONSIN 53511-6254
______________________

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 22, 2004

********

SOLICITATION AND VOTING

     The enclosed proxy for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held April 22, 2004, and any and all adjournments thereof, is solicited on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to shareholders on or about March 12, 2004.

     The Company pays for the expenses of this solicitation of proxies. It is expected that only solicitations by mail will be used, except that Directors, Officers or regular employees of the Company may solicit proxies personally, by telephone or by facsimile. The Company may pay brokers and other custodians, nominees and fiduciaries their reasonable expenses for sending proxy material to principals and obtaining their proxies.

     On December 31, 2003, the outstanding voting securities of REGAL-BELOIT CORPORATION consisted of 25,031,656 shares of $0.01 par value Common Stock, each share of which is entitled to one vote. Only shareholders of record at the close of business on February 27, 2004, will be entitled to vote at the meeting.

     You may revoke your proxy at any time prior to the close of voting by filing a written notice with the Secretary of the Company or by withdrawal in person at the registration desk at the Annual Meeting. Properly executed proxies will be voted as specified, unless revoked. In the absence of such specification(s), shares will be voted FOR the election of all three Class B nominees for the Board of Directors.

     A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

     If a quorum is present, Directors are elected by a plurality of the votes cast by the holders of Company Common Stock entitled to vote in the election at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. An abstention, broker non-vote or instructions on the proxy card to withhold a vote will have no effect on the election of directors under Wisconsin law. As to any other matter which properly comes before the meeting, approval is required by a majority of the shares represented at the meeting if a quorum of those shares is present. In regard to such other matters, abstentions and broker non-votes will not be counted as shares entitled to vote and will have no effect.

PROPOSAL 1: ELECTION OF DIRECTORS

     The current three-year term of the Class B Directors expires at the forthcoming Annual Meeting. Unless otherwise directed, proxies will be voted at the Annual Meeting for the election of nominees, John A. McKay, G. Frederick Kasten, Jr., and Christopher L. Doerr as Class B Directors for a three-year term until the 2007 Annual Meeting and until their successors are duly elected. All nominees are currently serving as Directors. Management has no reason to believe that any of the foregoing nominees is not available or will not serve if elected, but if any of them should become so unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NAMED NOMINEE.

     The following sets forth certain information concerning each nominee and each Director (furnished by them to the Company) whose term of office continues after the Annual Meeting. Mr. Doerr was recommended as a director nominee by a non-management director. Except as stated in the footnotes, the Directors or nominees exercise sole voting and investment powers.

		Beneficial Ownership of Company Stock As of December 31, 2003
			Number	Percent
	Principal Occupation, Business	Director	of	of
Name and Age	Experience and Other Directorships	Since	Shares	Class
Nominees for Election:

Class B Directors Term Expires in 2007:

JOHN A. MCKAY – 70 (1)(5)	Former President & COO, Harnischfeger Industries, Inc.; Director, The First National Bank & Trust Company of Beloit, Reserve Properties, Inc.	1992	27,713	*

G. FREDERICK KASTEN, JR. – 65 (1)	Chairman and Director, Robert W. Baird & Co., Inc., Chairman of Baird Funds Inc.	1995	55,088	*

CHRISTOPHER L. DOERR – 54 (1)	Co-CEO Passage Partners, LLC; Former President and Co-CEO, LEESON Electric Corporation; Former Director, Sybron International Corporation; Director, Apogent Technologies.	2003	7,075	*

		Beneficial Ownership of Company Stock As of December 31, 2003
			Number	Percent
	Principal Occupation, Business	Director	of	of
Name and Age	Experience and Other Directorships	Since	Shares	Class

Class C Directors Term Expires in 2005:

J. REED COLEMAN – 70 (1)	Chairman, CEO and Director, Madison-Kipp Corporation; Director, U.S. Co-Excell; Bradley Foundation; Lumbermen’s Mutual Insurance; Former Director, NIBCO.	1981	84,354	*

FRANK E. BAUCHIERO – 69 (1)	Chairman, MKC WorldWide; former CEO, Walbro Corporation; former President, Industrial Group Dana Corporation; Director, Rockford Products Corporation, M & I Bank South, and Madison-Kipp Corporation.	1993	28,166	*

STEPHEN N. GRAFF – 69 (1)(3)	Retired Milwaukee Office Managing Partner, Arthur Andersen LLP and Andersen Worldwide S.C.; Director, Northwestern Mutual Series Fund, Inc., Mason Street Funds, Inc., Northwestern Mutual Life Insurance Co., Northwestern Mutual Trust Company, Super Steel Schenectady, Inc., and Super Steel Products Corporation.	1996	22,000	*

Class A Directors Term Expires in 2006:

JAMES L. PACKARD – 61 (1) (2) (3) (4) (6)	Chairman and Chief Executive Officer (CEO) of the Company, employed with the Company since 1979. President 1980-2002. CEO since 1984. Chairman since 1986. Director, The First National Bank & Trust Company of Beloit, Clarcor Inc. and The Manitowoc Company, Inc.	1980	800,311	3.20%

HENRY W. KNUEPPEL – 55 (1) (3) (4) (6)	President and Chief Operating Officer (COO), employed with the Company since 1979. Executive Vice President 1987-2002. President and COO since 2002. Director, Madison-Kipp Corporation and The First National Bank & Trust Company of Beloit.	1987	381,245	1.52%

Total Directors as a Group			1,405,952	5.62%

* Represents less than 1% of the Common Stock

     (1)  Included are shares which are vested but unexercised stock options as follows: Mr. Bauchiero, 18,466 shares; Mr. Coleman, 19,362 shares; Mr. Graff, 17,000 shares; Mr. Kasten, 20,088 shares; Mr. Knueppel, 120,000 shares; Mr. McKay, 19,362 shares; Mr. Packard, 275,000 shares; and Mr. Doerr, 3,000 shares.

     (2)  The amount shown for Mr. Packard includes 1,416 shares, held by his spouse as to which he disclaims beneficial ownership.

     (3)  The amounts shown for Messrs. Graff, Packard and Knueppel include 5,000 shares, 354,136 shares, and 149,930 shares, respectively, as to which they share voting and investment powers.

     (4)  The amounts shown for Messrs. Packard and Knueppel include 28,641 shares and 23,954 shares, respectively, as to shares held in trust under the Company’s Personal Savings Plan (401k) or a non-Company sponsored IRA.

     (5)  The amount shown for Mr. McKay includes 2,009 shares held in a Family Trust for which he has sole control.

     (6)  Included are shares related to the exercise of stock options in 2002, the delivery of which shares was delayed until normal retirement as follows: Mr. Packard 139,702 shares and Mr. Knueppel 83,821 shares.

Corporate Governance

     The Company is committed to good corporate governance practices. Our Board of Directors has adopted a Code of Ethics and Code of Conduct which apply to the Company’s directors, officers and employees. We believe our guidelines reflect a continuing commitment to implement appropriate principles of governance on behalf of our Shareholders. We review our guidelines and practices which will be modified or supplemented as appropriate.

     Our current Corporate Governance Guidelines, including our Code of Ethics and Code of Conduct, are available on our website at www.regal-beloit.com/governance.html. Shareholders wishing to communicate with the Board or individual directors may send that communication to the Vice President Administration and Human Resources, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, WI 53511-6254 who will forward it to the appropriate Board member.

2003 Committees of the Board

     The standing committees of the Board of Directors are the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance and Director Affairs Committee. The Committee Charters are available at www.regal-beloit.com/governance.html.

     Audit Committee.   The current Audit Committee members are Directors J. Reed Coleman, Chair, Stephen N. Graff and Christopher L. Doerr. All members of the Audit Committee are independent as defined in the American Stock Exchange's listing standards. The Board has designated Messrs. Coleman and Graff as financial experts within the meaning of SEC regulations and the American Stock Exchange's listing standards. The Committee is appointed by and reports to the Board of Directors. Its responsibilities include, but are not limited to, the appointment, compensation and dismissal of the independent auditors, review of the scope and results of the independent auditors' audit activities, evaluation of the independence of the independent auditors, and review of the Company's accounting controls and policies, financial reporting practices and the internal audit control procedures and related reports of the Company. The Committee members during the past fiscal year were J. Reed Coleman, Chair, Frank E. Bauchiero and Stephen N. Graff. Five Committee meetings were held during fiscal 2003.

     Compensation and Human Resources Committee.   The current Compensation and Human Resources Committee consists of Directors John A. McKay, Chair, Stephen N. Graff and Frank E. Bauchiero. The Committee is appointed by and reports to the Board of Directors. Among its duties are to recommend to the Board of Directors the annual compensation of the principal corporate officers (the “Officers” or the “Named Executive Officers”) and to review, formulate, recommend and administer short and long range compensation programs for Officers and Key Employees. The Committee members during the past fiscal year were John A. McKay, Chair, and Paul W. Jones who resigned in November. Three Committee meetings were held during fiscal 2003.

     Corporate Governance and Director Affairs Committee.   Directors who currently serve on the Corporate Governance and Director Affairs Committee are G. Frederick Kasten, Jr., Chair, Stephen N. Graff and Frank E. Bauchiero. All members of the Committee are independent as defined in the American Stock Exchange’s listing standards and the SEC regulations. The Committee develops and recommends to the Board corporate governance principles applicable to the Company, Director compensation and Board effectiveness evaluations. This Committee also serves as the Nominating Committee of the Board and is responsible for identifying and recommending to the Board candidates to fill interim and expiring Board vacancies. The Committee will only review recommendations for director nominees from any shareholder beneficially owning or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding common stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified

Shareholder”). Any Qualified Shareholder must submit its recommendation not later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in the previous year’s annual meeting, for the recommendation to be considered by the Corporate Governance and Director Affairs Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned Director’s Qualifications (www.regal-beloit.com/governance.html). In considering any timely submitted recommendation from a Qualified Shareholder, the Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by the Qualified Shareholder who is not “independent” as defined in the American Stock Exchange listing standards and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance Committee. The Committee members during the past fiscal year were G. Frederick Kasten, Chair, and Stephen N. Graff. One Committee meeting was held during fiscal 2003.

Other Information About The Board

     The Board of Directors has the responsibility to elect the Officers, establish corporate policies and to oversee the overall performance of the Company. Members of the Board are kept informed by written reports and financial data sent to them each month, as well as by oral and written operating, planning and financial reports given to them by Company Officers and others at Board and committee meetings.

     Directors’ Compensation.   In 2003, each Non-Employee Director of the Company received an annual fee of $22,000 plus $1,000 and expenses for each Board or committee meeting attended in person or $750 if attended telephonically. Each Committee Chairperson received an additional $2,000 annual fee. The Company provides Non-Employee Directors with travel and accident insurance benefits. In addition, each Non-Employee Director will receive a non-discretionary stock option grant under the Company’s 2003 Equity Incentive Plan. For 2004, each Committee Chairperson’s annual fee has been increased to $4,000.

     There are four regularly scheduled Board of Directors meetings per year. During fiscal 2003, no incumbent Board Member attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a Director and (ii) the total number of meetings of all committees of the Board on which he served during the period that he served. Board members are expected to attend the Annual Meeting and in 2003 all Board members except one attended.

     Certain Relationships and Related Transactions.   Director G. Frederick Kasten, Jr. is the Chair and a Director of Robert W. Baird & Co., Inc. (“Baird”). During the past fiscal year, the Company had business transactions with Baird. All transactions were in the ordinary course of business. It is anticipated that like transactions will continue.

Report of Audit Committee

     The Audit Committee of the Board of Directors (the “Audit Committee”) as described on page 5 is composed entirely of independent Non-Employee Directors. The Audit Committee operates under an amended written charter adopted by the Board of Directors on January 31, 2003.

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management for the fiscal year ended December 31, 2003. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has reviewed and discussed with the independent auditors independence matters, including the written disclosures and the letter from Deloitte & Touche LLP, required by Independence Standards Board Standard No. 1 as modified or supplemented. During fiscal year 2003, the Audit Committee reviewed and pre-approved the Company’s quarterly and annual filings with the Securities and Exchange Commission (the “SEC”). The Audit Committee has periodically monitored and discussed with management and the independent auditors the adequacy and integrity of the Company’s disclosure controls and procedures and internal controls.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

     The Audit Committee or its Chair pre-approves each project performed by the independent auditors. In 2003 and 2002, all such projects were approved in accordance with the Audit Committee Charter and applicable government rules and regulations. For fiscal years 2003 and 2002, fees for services provided by Deloitte and Touche LLP, were as follows:

Year	Audit Fees (1)	Audit Related Fees (1)	Tax Fees (1)	Other Fees	Total

2003	$237,700	$66,500	$96,745	-0-	$400,945
2002	$236,281	$43,920	$68,994	-0-	$349,195

     (1)   Audit fees include fees and expenses related to the annual audit of the Company’s financial statements and quarterly reviews. Audit related fees include primarily audits of employee benefit plans as well as minor other audit related project work. Tax fees include tax return preparation and review, tax consultations and other tax related projects.

     This report of the Audit Committee has been presented by the following named Directors comprising the Audit Committee for the fiscal year ended December 31, 2003:

J. Reed Coleman, Chair Frank E. Bauchiero Stephen N. Graff

Report of Compensation and Human Resources Committee on Annual Compensation

     The Compensation and Human Resources Committee of the Board of Directors (the “Compensation and Human Resources Committee”) as described on Page 5 is composed entirely of independent Non-Employee Directors. The Compensation and Human Resources Committee is responsible for setting and administering the policies which govern both annual compensation and equity incentive award programs. The following is an overview of those compensation policies.

     Overall Policy for Named Executive Officers’ Compensation.   The Compensation and Human Resources Committee maintains executive salary and benefits at a level that will permit the Company to attract and retain the highest quality individuals for its key executive positions, taking into consideration the prevailing competitive job market, the current and projected size of the Company, its ability to pay and the relationship of the resulting executive compensation to other non-executive compensation in the Company.

     Named Executive Officers’ overall compensation for 2003 consisted of a cash salary and a performance bonus.

     Named Executive Officers’ Incentive Bonus.   The bonus program is an economic value added type program, which the Company calls Shareholder Value Added (“SVA”). The program provides bonuses based on a comparison of actual annual SVA to target SVA for that respective fiscal year. If actual SVA equals target SVA, the executive earns his target bonus. The target bonus depends upon job responsibility and is approved by the Compensation and Human Resources Committee. Performance above target SVA earns a bonus more than the target bonus while performance below target SVA earns a bonus less than the target bonus. SVA is calculated by subtracting a charge for the average net capital employed by the Company during a fiscal year from the net operating profit after tax (“NOPAT”) generated by the Company in that same fiscal year. In addition, discretionary bonuses may also be granted by the Board of Directors.

     General Measures Used to Determine Compensation for the Chief Executive Officer.   The cash salary compensation, bonus and equity incentive awards are determined by annually comparing the Chief Executive Officer’s position to those of similar chief executive officers for companies of comparable size and type as reported in one or more representative management compensation studies, taking into consideration geographic location, inflation and the responsibilities commensurate with the position.

     Criteria Used in Determining Compensation of the Named Executive Officers, other than the Chief Executive Officer.   The criteria for determining the cash salary, annual performance bonus and equity incentive awards for the other Named Executive Officers is basically the same as outlined above for the Chief Executive Officer except that the annual performance bonus payouts are factored down depending on position responsibility. Equity incentive awards may also vary.

     Equity Incentive Philosophy.   Historically, equity incentive awards for Named Executive Officers, including the Chief Executive Officer, have been granted on a periodic basis to accomplish a diverse set of goals, namely, to advance the Company’s growth and success by attracting well-qualified Executives upon whose judgment the Company is dependent for the successful conduct of its operations and to provide such Executives with incentives to put forth maximum effort for the long-term success of the Company’s business. Equity incentive awards may include options, stock appreciation rights, performance shares, performance units or restricted stock. The size and term are based on competitive practice and position levels to ensure retention and alignment of the Named Executive Officers’ long-range interests with those of the shareholders and the opportunity for the Named Executive Officers to build a meaningful stake in the Company.

     This overview of the Company’s compensation policies has been presented by the following named Directors comprising the Compensation and Human Resources Committee for the fiscal year ended December 31, 2003. Messrs. Eldred, who retired in April 2003, and Jones served on the Committee during the year but were not members at year end. Effective January, 2004 Messrs. Graff and Bauchiero were appointed to the Compensation and Human Resources Committee.

John A. McKay, Chair Frank E. Bauchiero Stephen N. Graff

Compensation and Human Resources Committee Interlocks and Insider Participation

     The Compensation and Human Resources Committee currently consists of John A. McKay, Chair, Stephen N. Graff and Frank E. Bauchiero. Mr. Henry Knueppel serves on the Board of Directors of Madison-Kipp Corporation, of which Mr. J. Reed Coleman is the Chairman. Mr. Knueppel is a member of the Madison-Kipp Compensation Committee. The Company did not have any business transactions with Madison-Kipp during the past fiscal year.

SECTION 16(a)
BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Officers and Directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by the Company or written representation from certain reporting persons, the Company believes that its Officers, Directors, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements, except for one grant of stock options where administrative error resulted in one late Form 4 filing for Messrs. Packard, Knueppel, Eisenreich and Kaplan. They subsequently made the necessary filings.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information (furnished by the Beneficial Owner to the Company) as of December 31, 2003, as to each person (including any “Group” as that term is used in Section 13d-3 of the Securities Exchange Act) known to the Company to be the beneficial owner of more than 5% of the Common Stock, shares beneficially owned by each Named Executive Officer, and Directors and Named Executive Officers as a group. Except as indicated in the footnotes, all persons listed have sole voting and investment powers.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

Alliance Capital Management L.P. (1)	1,738,122	6.94%
1290 Avenue of the Americas
New York, New York 10104

Marshall & Ilsley Corporation (2)	1,459,428	5.83%
770 North Water Street
Milwaukee, Wisconsin 53202

NFJ Investment Group L.P. (3)	1,265,450	5.06%
800 Newport Center Drive
Newport Beach, California 92660

James L. Packard (4)	800,311	3.20%
Henry W. Knueppel (4)	381,245	1.52%
Kenneth F. Kaplan (5)	41,221	*
David L. Eisenreich (5)	32,729	*
Christopher L. Mapes	0

Total Directors & Officers as a Group	1,505,651	6.02%
* Represents less than 1% of the Common Stock

     (1)  Alliance Capital Management L.P. reported that as of December 31, 2003, on behalf of AXA Assurances I.A.R.D. Mutuelle, and certain of its affiliates, it had sole voting power over 1,525,025 shares, shared voting power over 11,250 shares, sole dispositive power over 1,497,222 shares and shared dispositive power over 240,900 shares.

     (2)  Marshall & Ilsley Corporation reported that as of December 31, 2003, it had sole voting power over 1,448,428 shares, shared voting power over 11,000 shares, sole dispositive power over 654,547 shares and shared dispositive power over 9,000 shares.

     (3)  NFJ Investment Group L.P. reported that as of December 31, 2003, it had sole voting power over 757,300 shares, shared voting power over 508,150 shares and sole dispositive power over 1,265,450 shares.

     (4)  Beneficial ownership information is stated on page 3.

     (5)  The amounts shown for Messrs. Kaplan and Eisenreich include 34,500 shares and 27,000 shares respectively, for which they have vested but unexercised options pursuant to outstanding grants. For Messrs. Kaplan and Eisenreich the amount also includes 3,121 shares and 5,729 shares, respectively, held in trust under the Company’s 401k plans. As to the remaining 3,600 shares for Mr. Kaplan, included are 2,500 shares for which voting and investment powers are shared.

Comparison of Five Year Cumulative Total Return

     The following graph compares the hypothetical total shareholder return (including reinvestment of dividends) on an investment in (1) the Company’s Common Stock, (2) the Standard & Poor’s SmallCap 600 Index and (3) the Standard & Poor’s 600 Industrial Machinery Index for the period January 1, 1999 through December 31, 2003. In each case, the graph assumes the investment of $100.00 on December 31, 1998. REGAL-BELOIT CORPORATION and the S & P data were supplied by Standard & Poor’s Compustat Services, Inc.

Summary Compensation Table

		Annual Compensation
Name	Principal Position	Year	$ Salary	$ Bonus (2)	$ Other Annual Comp. (3)		Long- Term Compensation Awards: Stock Options- Shares	$ All Other Comp. (4)

James L. Packard	Chairman,	2003	587,000	147,924	(3)		50,000	76,847
	Chief Executive	2002	567,000	54,670	(3)		-0-	56,597
	Officer	2001	545,000	152,300	(3)		-0-	5,895

Henry W. Knueppel	President and	2003	362,700	73,210	(3)		40,000	48,074
	Chief Operating	2002	345,667	27,760	(3)		-0-	34,666
	Officer	2001	324,000	73,275	(3)		-0-	4,262

David L. Eisenreich	Vice President	2003	241,200	40,522	(3)		15,000	5,580
	and President,	2002	234,840	13,275	(3)		-0-	5,924
	Motor Technologies	2001	228,000	17,650	(3)		-0-	5,656
	Group

Christopher L. Mapes	Vice President	2003	238,462	40,320	44,244	(3)	25,000	4,200
(1)	and President,
	Motor Sales &
	Marketing

Kenneth F. Kaplan	Vice President,	2003	234,000	46,312	(3)		10,000	8,290
	Chief Financial	2002	227,000	15,260	(3)		-0-	5,024
	Officer, Secretary	2001	220,000	41,600	(3)		-0-	4,845

(1)	Mr. Mapes joined the Company in January 2003 in his current position. From 1990 to 2002, he was employed by Superior Telecom, from 1999 to 2002 as President of its Global OEM Business Group.

(2)	Includes amounts earned in fiscal year, whether or not deferred or payable.

(3)	The Company also provides its Named Executive Officers certain additional non-cash benefits that, except for Mr. Mapes, are not described in this Proxy Statement. Such compensation is below the Securities and Exchange Commission’s required disclosure thresholds. The amount shown for Mr. Mapes was for relocation expenses associated with his employment by the Company in January 2003.

(4)	The amounts shown above for Messrs. Packard, Knueppel, Mapes and Kaplan include $7,000, $7,000, $4,200, and $7,000, respectively, for vested or non-vested contributions to the REGAL-BELOIT Corporation Personal Savings Plan (a 401k plan). The amount shown for Mr. Eisenreich includes $5,000 for vested contributions to the Marathon Electric Salaried Employees 401k Savings Plan. The amounts shown also include for Messrs. Packard, Knueppel, Eisenreich, Mapes and Kaplan $2,790, $840, $580, $120, and $1,290, respectively, for term life insurance premiums. The amounts shown also include for Messrs. Packard and Knueppel, $67,057 and $40,234, respectively, for payments in lieu of dividends on shares related to the 2002 exercise of stock options, the delivery of which shares was delayed until normal retirement.

Ownership Of Company Stock And Stock Equivalents By Named Executive Officers

     To encourage growth in shareholder value, the Company believes that the Named Executive Officers who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its on-going success through stock ownership. This focuses attention on managing the Company as an owner with an equity position in the business.

Equity Incentive Plans

     In order to provide long-term incentives to Directors, Officers and Key Employees of the Company, equity incentive plans have been adopted by the Board of Directors and previously approved by the Shareholders as follows:

     1998 Stock Option Plan, as amended (the “1998 Plan”).   (1,000,000 shares were approved for distribution). The 1998 Plan provides long-term incentives to Directors, Named Executive Officers and Key Employees of the Company. Administration and selection criteria for awarding Grants is determined by the Board of Directors or a committee of two or more Non-Employee Directors.

     2003 Equity Incentive Plan (the “2003 Plan”).   (1,500,000 shares were approved for distribution.) The purpose of the 2003 Plan is to both attract and retain Non-Employee Directors, Officers, key executives and other management employees by granting awards, including incentive stock options and nonqualified stock options, stock appreciation rights, performance shares, performance units or restricted stock, thereby providing long-term incentives tied to the success of the Company. Administration and selection criteria for awarding Grants is determined by the Compensation and Human Resources Committee which is comprised of outside directors.

Option Grants in Fiscal 2003

					Potential Realizable
		Percent			Value at Assumed
		of Total			Annual Rates
	Number of	Options			of Stock Price
	Securities	Granted To			Appreciation for
	Underlying	Employees	Exercise or		Option Term
	Option	In Fiscal	Base Price	Expiration	_____________________
Name	Granted	Year	($/Sh)	Date	5%	10%

James L. Packard	50,000	21.67%	$16.38	4/22/13	$515,000	$1,305,500
Henry W. Knueppel	40,000	17.33%	$16.38	4/22/13	$412,000	$1,044,400
David L. Eisenreich	15,000	6.50%	$16.38	4/22/13	$154,500	$ 391,650
Christopher L. Mapes	25,000	10.83%	$19.20	1/21/13	$301,750	$ 765,000
Kenneth F. Kaplan	10,000	4.33%	$16.38	4/22/13	$103,000	$ 261,100

     Pursuant to the equity incentive plans stated above, options to purchase Common Stock of the Company are granted to the Named Executive Officers, Directors and Key Employees of the Company and its subsidiaries. Stock options totaling 230,750 shares were granted to Key Employees and Named Executive Officers, and 3,000 shares were granted to Non-Employee Directors in fiscal year 2003. As of December 31, 2003, the fair market value of the Company’s stock was $22.00.

Aggregated Option Shares Exercised in 2003 Fiscal Year and Year-End Values

     The following table contains information concerning stock options exercised during fiscal year 2003 and fiscal year-end value of unexercised options with respect to the Named Executive Officers.

			Total Number Of		Total Value Of
	Number Of		Unexercised Options Held		Unexercised, In-The-Money
	Shares		At Fiscal Year-End		Options Held at Fiscal Year-End
	Acquired On	Value	___________________________		______________________________
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable (1)	Unexercisable (1)

James L. Packard	-0-	-0-	275,000	50,000	-0-	$281,000
Henry W. Knueppel	-0-	-0-	120,000	140,000	-0-	$224,800
David L. Eisenreich	-0-	-0-	27,000	23,000	$ 8,438	$ 84,300
Christopher L. Mapes	-0-	-0-	-0-	25,000	-0-	$ 70,000
Kenneth F. Kaplan	-0-	-0-	34,500	43,000	$42,750	$ 92,200

     (1) Total value of exercisable and unexercisable options is based on the difference between the fair market value ($22.00 as of December 31, 2003) of the Company’s stock and the exercise price of the options at fiscal year-end.

SUMMARY OF BENEFIT PLANS

     The Company has certain plans which provide, or may provide, compensation and benefits to Named Executive Officers of the Company, which are described below. These plans are principally the Company’s 401k Plans, Target Supplemental Retirement Plan and Supplemental Disability Insurance.

401k Plan

     As of January 1, 2003, the Company contribution to the Profit Sharing Plan was discontinued and replaced with a matching contribution into a Company 401k Plan. This plan covers certain hourly and salaried employees including Messrs. Packard, Knueppel, Kaplan and Mapes. Eligible employees become participants after at least six months of service. In addition to the match, there is an annual contribution based on wages for employees who are plan participants and employed at least six months. Mr. Eisenreich participates in the Marathon Electric Salaried Employees 401k Savings Plan, which allows an eligible employee to receive a company match after at least six months of service. Mr. Eisenreich also participates in the Marathon Salaried Pension Plan. Contributions on behalf of the Named Executive Officers are shown in the Summary Compensation Table on page 10.

Target Supplemental Retirement Plan

     The Target Supplemental Retirement Plan (“TSRP”) limits participants to Officers and selected Key Employees who are designated by the Compensation and Human Resources Committee.

     Messrs. Packard, Knueppel, and Kaplan, among the Named Executive Officers, participate in the TSRP. Under the TSRP, participants are entitled, upon normal or approved early retirement, to receive a target supplemental retirement benefit, which, together with social security and a hypothetical profit sharing plan balance annualized over fifteen (15) years, equals two percent (2%) of the final five (5) years average salary times years of service with the Company, up to a maximum of 30 years or 60% income replacement. Consequently, unless reduced as described below, the estimated annual target supplemental retirement benefits to TSRP participants will approximate those shown in the column of the following table which sets forth estimated benefits for participants with various years of credited service.

     These benefits will be reduced by the annual Social Security payment and the annualized hypothetical profit sharing balance.

Average Annual
Earnings For The	Years of Credited Service
Final Five Years	_________________________________________________________________________________________
Of Service	10	15	20	25	30

$200,000	40,000	60,000	80,000	100,000	120,000
300,000	60,000	90,000	120,000	150,000	180,000
400,000	80,000	120,000	160,000	200,000	240,000
500,000	100,000	150,000	200,000	250,000	300,000
600,000	120,000	180,000	240,000	300,000	360,000

     The TSRP participant needs a minimum of 15 years of continuous service and have reached the age of 62 to qualify for early retirement benefits. However, the Compensation and Human Resources Committee has the discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits.

     The TSRP is designed to provide a participant a retirement benefit that is comparable in replacement income percentage provided to lower paid employees. The TSRP does this by supplementing retirement income which is lost to higher paid employees due to social security caps and limits on income considered for the Company’s Qualified Retirement Plans.

Supplemental Disability

     The Company also provides supplemental disability insurance for Messrs. Packard and Knueppel among the Named Executive Officers. The Plan provides compensation to a participating disabled Named Executive Officer at the rate of 100% of his normal salary for the first 12 months of total disability and 60% thereafter. None of the Company’s participating Named Executive Officers received disability benefits during 2003.

Executive Termination Benefits Agreements

     The Company has no employment contracts with any Named Executive Officers of the Company. However, the Company has termination benefits (change of control) agreements (the “Agreements”) with Messrs. Packard, Knueppel and Kaplan, among the Named Executive Officers of the Company. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement within three years following a change in control of the Company, if the individual’s employment with the Company is terminated not for cause or if the individual terminates his employment with “good reason”, as defined in the Agreements. If the individual’s employment is terminated for cause, or as a consequence of death or disability, the Agreement is not triggered. The employment period is three years commencing with the change in control. The Agreement provides that upon such termination, the termination payment shall be a severance payment equal to three times the individual’s annual salary then in effect plus three times the sum of the amount of the individual’s highest annual bonus award during the previous three years and the value of all fringe benefits.

SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company no later than November 1, 2004, in order to be considered for inclusion in next year’s Annual Meeting Proxy Statement.

     In order to be eligible to submit a proposal, you must be a record or beneficial owner of at least one percent (1%) or $2,000 in market value of the Company’s securities entitled to be voted at the meeting and have held such securities for at least one year by the date you submit the proposal. You must continue to hold such securities through the date on which the meeting is held.

REQUEST FOR ANNUAL REPORT ON FORM 10-K

     Our Annual Report for the fiscal year ended December 31, 2003, except for exhibits, containing financial statements for the fiscal year ended December 31, 2003, is included in this mailing of the Proxy Statement.

     You may obtain a copy of the Company’s Annual Report on Form 10-K, except for exhibits, without charge, by writing to: Secretary, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, WI 53511-6254, or on the Company’s website at www.regal-beloit.com.

SHAREHOLDERS WHO SHARE THE SAME ADDRESS

     Shareholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by contacting the Company as indicated above.

     If you, as a shareholder of record residing at such an address, prefer to receive a separate Annual Report or Proxy Statement in the future, you may notify us by writing or calling, and we will promptly deliver the request: Secretary, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, WI 53511-6254; 608/364-8800.

By Order of the Board of Directors

Kenneth F. Kaplan
Vice President, Chief Financial Officer and Secretary

Beloit, Wisconsin
March 12, 2004